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                                   EXHIBIT 5
                            OPINION OF ALSTON & BIRD



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                                 ALSTON & BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777 Telex: 54-2996


                                 July 26, 1996

International Lottery, Inc.
6665 Creek Road
Cincinnati, Ohio 45242

      Re: Form S-3 Registration Statement -- Resale of Stock on Behalf of The American Trading Group, Inc.

Ladies and Gentlemen:

     We have acted as counsel to International Lottery, Inc., a Delaware corporation (the "Company"), in connection with the above referenced Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 100,000 shares (the "Shares") of the Company's common stock, $.01 par value ("Common Stock"), which are being offered for the account of The American Trading Group, Inc. (the "Selling Stockholder"). The Company will not receive any proceeds from the sale of the Shares. The opinion hereinafter set forth is given to the Commission at the request of the Company pursuant to Item 16 of Form S-3 and
Item 601(b)(5) of Regulation S-K.

     This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards"), which Interpretative Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and in the Registration Statement.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. The opinions set forth herein are limited to the General Corporation Law of the State of Delaware.

     Based upon the foregoing, it is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     This opinion letter is provided to you for your benefit and for the benefit of the Commission solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.



                         601 Pennsylvania Avenue, N.W.
                           North Building, Suite 250
                          Washington, D.C. 20004-2601
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.


                                         Sincerely,


                                         ALSTON & BIRD


                                         By: /s/ M. Hill Jeffries
                                             -------------------------
                                             A Partner